UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 9, 2018

McKesson Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13252	94-3207296
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Post Street, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 983-8300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 25, 2018, McKesson Corporation announced a multi-year strategic growth initiative focused on creating innovative new solutions that improve patient care delivery, which is intended to drive incremental profit growth. The initiative comprises multiple growth pillars, and includes a comprehensive review of the company’s operations and cost structure, designed to increase efficiency, accelerate execution and enhance sustained long-term performance. As part of this initiative, our growth priorities include expanded supply chain and commercialization services for pharmaceutical and medical supply manufacturers, enhanced solutions for the rapidly growing specialty pharmaceutical market, and new offerings that will strengthen and expand the role of retail pharmacy in patient care delivery.

Last week, we announced that Mr. John H. Hammergren has decided to retire from his roles as Chief Executive Officer and Chairman of our Board of Directors (“Board”), effective March 31, 2019. Our Board unanimously selected Mr. Brian S. Tyler, our current President and Chief Operating Officer, to serve as Chief Executive Officer effective April 1, 2019. Mr. Edward A. Mueller, our current Lead Independent Director, will serve as independent Chairman of the Board, also effective April 1, 2019.

The Board believes that continuity among our executive team is critical to successfully execute on our multi-year strategic growth initiative to drive long-term shareholder value. On November 9, 2018, and following extensive review, the Compensation Committee of the Board approved one-time incentive awards for three of our Named Executive Officers:

Britt Vitalone, Executive Vice President and Chief Financial Officer

Lori A. Schechter, Executive Vice President, General Counsel and Chief Compliance Officer

Bansi Nagji, Executive Vice President and Chief Strategy and Business Development Officer

Mr. Tyler received an incentive award associated with this strategic growth initiative in May 2018, while he was leading a business unit and prior to his becoming an executive officer.

These awards are designed to enhance our competitive position and strengthen retention of key executives with critical skills of strategic importance so that we are well positioned to continue to execute on our multi-year strategic growth initiative. The aggregate grant date value of each such award is $5 million, divided equally between performance stock units (“PSUs”) with a performance period of three years and total vesting period of four years, and restricted stock units (“RSUs”) that will vest 100% on the third anniversary of the grant date, in November 2021.

PSUs will be earned based on performance against incremental Adjusted Operating Profit (“AOP”) goals that are over and above profit targets already established in our long-range plan (“LRP”) for the period of fiscal year (“FY”) 2019 – FY 2021. Therefore, the PSUs will not pay out at all unless significant stretch performance is achieved. In addition, even if outperformance of the AOP goals is achieved, PSU awards made to executive officers will not be paid over their target level if we do not create positive absolute total shareholder return (“absolute TSR”) over the performance period.

Additional details about this program are summarized below:

•

Performance Goal Threshold in Excess of LRP. The opportunity for vesting in the PSUs requires the achievement of significant incremental stretch AOP threshold performance set well above the LRP target. If threshold performance is not achieved, the PSU portion of the award will be cancelled.

Consistent with our current practice regarding financial disclosures, the LRP target and incremental AOP performance objectives will be disclosed following completion of the performance period.

•	Three-Year Performance Period. AOP will be measured over the period of FY 2019 – FY 2021.

•

Extended Vesting Period. 50% of PSUs that are earned will pay out at the end of the three-year performance period. The remaining 50% of earned PSUs will be subject to an additional year of vesting service.

•	Absolute TSR Cap on Payouts. If positive absolute TSR is not achieved over the three-year performance period, PSU awards will not pay out above target, regardless of incremental AOP achievement.

•	Performance Opportunity. PSUs can pay out from 0% to 200% of the target award, based on performance against the incremental AOP goals and absolute TSR.

•	Self-Funding Awards. To ensure that the program will be self-funding, net incremental AOP will be calculated after the costs associated with the incentive payments have been deducted.

These awards balance the Board’s desire to provide incentives directly aligned to superior financial performance and retention of executives whose commitment is essential to successfully leading the organization through a period of meaningful change for our Company and our industry.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 9, 2018

McKesson Corporation

By:	/s/ Lori A. Schechter
Lori A. Schechter
Executive Vice President, General Counsel and Chief Compliance Officer